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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: THE GABELLI GLOBAL HEALTHCARE & WELLNESS(Rx) TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                              One Corporate Center
                               Rye, New York 10580

Telephone Number (including area code): (914) 921-5100

Name and address of agent for service of process:

                                  Agnes Mullady
               The Gabelli Global Healthcare & Wellness(Rx) Trust
                              One Corporate Center
                               Rye, New York 10580-1422

                                   Copies to:

                             Rose F. DiMartino, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                          New York, New York 10019-6099

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]   No [ ]

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 27th day of February, 2007.

                                        THE GABELLI GLOBAL HEALTHCARE AND
                                        WELLNESS(Rx) TRUST


                                        By: /s/ Bruce N. Alpert
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                                            Bruce N. Alpert
                                            President

ATTEST:


By: /s/ James E. McKee
    ---------------------------------
    Secretary

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